Exhibit 99.1

RYMAN HOSPITALITY PROPERTIES, INC. REPURCHASES $54,742,000 IN PRINCIPAL AMOUNT OF 3.75% CONVERTIBLE SENIOR NOTES

NASHVILLE, Tenn. (July 2, 2013) – Ryman Hospitality Properties, Inc. (NYSE: RHP) (the “Company”) announced today that it has recently repurchased in private transactions $54,742,000 principal amount of its 3.75% convertible senior notes due 2014, which will be cancelled, and is processing the settlement of $1,200,000 principal amount of the convertible notes that were converted by a holder. After these transactions, $304,058,000 in principal amount of the notes will remain outstanding.

The repurchases were made for aggregate consideration of $98,558,163, funded by draws under the Company’s revolving credit facility and cash on hand.

In connection with the repurchase of notes, the Company proportionately adjusted the number of options underlying the bond hedge transaction related to the convertible notes. In addition, the number of warrants outstanding will be reduced to approximately 13.9 million. In consideration for these adjustments, the counterparties to the call spread transactions will pay the Company 157,886 shares of the Company’s common stock.

Information concerning the dilution resulting from the convertible notes may be made available from time to time on the Company’s website, www.rymanhp.com, under the “Investor Toolkit” section of the Investor Relations page.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP), is a real estate investment trust for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 7,795 rooms that are managed by world-class lodging operator Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat and the Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland. The Company also owns and operates a number of media and entertainment assets, including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for nearly 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; and WSM-AM, the Opry’s radio home. For additional information about Ryman Hospitality Properties, visit www.rymanhp.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s expectations, future results and underlying assumptions, and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, the form and timing of payments of the Company in connection with notes surrendered. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission, including the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and its Quarterly Reports on Form 10-Q. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Executive Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
615-316-6588	(615) 316-6302
mfioravanti@rymanhp.com	babrahamson@rymanhp.com
~or~	~or~
Todd Siefert, Vice President of Corporate Finance & Treasurer	Josh Hochberg or Dan Zacchei
Ryman Hospitality Properties, Inc.	Sloane & Company
615-316-6344	(212) 446-1892 or (212) 446-1882
tsiefert@rymanhp.com	jhochberg@sloanepr.com dzacchei@sloanepr.com